Resource Real Estate Diversified Income Fund

Item 77I - Terms of New or Amended Securities

Resource Real Estate Diversified Income Fund (the "Registrant") began offering Class L shares on June 27, 2017.  Post−Effective Amendment No. 14 to the Registrant's Registration Statement, Accession Number 0001398344-17-007745, is hereby incorporated by reference in response to Item 77I of the Registrant's Form N−SAR.